Exhibit 99.1

ROSETTA RESOURCES INC. APPOINTS RANDY L. LIMBACHER
CHAIRMAN OF THE BOARD OF DIRECTORS

HOUSTON, TX, February 25, 2010 / GLOBENEWSWIRE / -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”), an independent oil and gas company, today announced that Randy L. Limbacher is assuming the duties of Chairman of the Board of Directors of Rosetta Resources, effective immediately. Limbacher retains his current duties as President and CEO of Rosetta Resources. Limbacher, 51, began his career at Rosetta Resources in November 2007. D. Henry Houston, who previously held the position of Chairman, has been named lead independent director for the Company.

In announcing the appointment, Houston commented, “Randy has done a superb job transforming Rosetta into a top-performing company. Under his leadership, Rosetta has built a compelling portfolio of assets and an organization that is capable of executing a successful resource-based business model. He has led these achievements while maintaining sound fiscal stewardship of the Company through a challenging downturn in the industry. On behalf of the entire Board of Directors, we congratulate Randy and look forward to his continued leadership at Rosetta.”

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Its operations are concentrated in South Texas, the Rocky Mountains and the Sacramento Basin of California. Rosetta is a Delaware corporation based in Houston, Texas.

For more information, visit www.rosettaresources.com.

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Forward-Looking Statements:

All statements, other than statements of historical fact, included in this press release are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Rosetta Resources Inc. and its subsidiaries (the “Company”) and its management. These forward-looking statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those herein described. Accordingly, Recipients are cautioned that these forward-looking statements are not guarantees of future performance. Please refer to Company’s risks, uncertainties and assumptions as it discloses from time to time in the Company’s reports and registration statements filed with the SEC, including the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009, which can be found on the Company’s website at www.rosettaresources.com.  The Company undertakes no duty to update the information contained herein except as required by law.

Investor Contact:
Michael J. Rosinski
Executive Vice President & Chief Financial Officer
Rosetta Resources Inc.
(713) 335-4037